EXHIBIT 99.1

ACE Limited ACE Global Headquarters 17 Woodbourne Avenue Hamilton HM 08 Bermuda	PO Box HM 1015 Hamilton HM DX Bermuda 441 295-5200 main 441 292-8675 fax

www.acelimited.com

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson (441) 299-9283 helen.wilson@ace.bm

Media Contact:	Robert T. Grieves (212) 827-4444 robert.grieves@ace-ina.com

ACE LIMITED REPORTS FOURTH QUARTER 2005 NET INCOME OF $237 MILLION,

FULL YEAR 2005 NET INCOME OF $1,029 MILLION;

FULL YEAR P&C COMBINED RATIO WAS 99.3% FOLLOWING AFTER-TAX

CATASTROPHE LOSSES OF $1,049 MILLION

HAMILTON, Bermuda, January 31, 2006 — ACE Limited (NYSE: ACE) today reported net income for the fourth quarter ended December 31, 2005 of $237 million or $0.70 per common share after payment of preferred dividends, compared with net income of $278 million or $0.93 per share for the same quarter last year. Income excluding net realized gains (losses) for the fourth quarter was $245 million, or $0.72 per share, compared with $160 million or $0.52 per share for the same quarter of last year.(1) The losses from hurricane Wilma, $251 million, and development primarily related to hurricanes Katrina, Rita and Dennis, $53 million, together resulted in an after-tax charge for the quarter of $0.94 per share.

Fourth Quarter Summary

(in millions, except share and per share amounts)

				(Per Share - Diluted)
	2005	2004	Change	2005	2004	Change
	(Restated)			(Restated)
Net income	$237	$278	(15%)	$0.70	$0.93	(25%)
Net realized gains (losses), net of tax	(8)	118	—	(0.02)	0.41	—

Income excluding net realized gains, net of tax (1)	245	160	53%	0.72	0.52	38%

Asbestos, environmental and other run-off (A&E) charge, net of tax	—	302	—	—	1.06	—
Catastrophe losses, net of tax	304	31	—	0.94	0.11	—
Income excluding net realized gains (losses), catastrophe losses and A&E charge, net of tax (1)	$549	$493	11%	$1.66	$1.69	(2%)

Combined ratio, excluding A&E charge and catastrophe losses	89.9%	87.1%
Average shares outstanding				323.4	286.0

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Net income for the year decreased 11% to $1,029 million or $3.31 per share, compared with $1,153 million or $3.88 per share in 2004. For 2005, income excluding net realized gains (losses) decreased 4% to $956 million or $3.06 per share, compared with $1 billion or $3.34 per share in 2004. Record industry catastrophe losses resulted in a net after-tax charge of $1,049 million or $3.53 per share, compared with $437 million or $1.53 per share in 2004. The P&C combined ratio for the year was 99.3%.

Years Ended
(in millions, except share and per share amounts)
				(Per Share - Diluted)
	2005	2004	Change	2005	2004	Change
	(Restated)			(Restated)
Net income	$1,029	$1,153	(11%)	$3.31	$3.88	(15%)
Net realized gains, net of tax	73	153	—	0.25	0.54	—
Income excluding net realized gains (losses), net of tax (1)	956	1,000	(4%)	3.06	3.34	(8%)
A&E charge, net of tax	—	302	—	—	1.06	—
Catastrophe losses, net of tax	1,049	437	—	3.53	1.53	—
Income excluding net realized gains (losses), A&E charge and catastrophe losses, net of tax (1)	$2,005	$1,739	15%	$6.59	$5.93	11%
Combined ratio, excluding A&E charge and catastrophe losses	88.5%	87.5%
Average shares outstanding				297.3	285.5

Evan Greenberg, President and Chief Executive Officer of ACE Limited, commented: “This past year was the worst in history for insured catastrophe losses, yet ACE finished the year with a combined ratio under 100%, an ROE of approximately 9%, and book value growth of 7%. While failing to meet our standards, these results are a testament to the underwriting discipline of our organization. Looking ahead, ACE is well-positioned both operationally and financially to capitalize on a dynamic market and the opportunities it presents.”

Other 2005 operating highlights were as follows:

•	P&C net premiums written increased 2% for the year
•	The P&C combined ratio was 99.3% for the year compared with 96.9% a year ago
•	Operating cash flow amounted to $4.3 billion for the year
•	Cash and invested assets increased by $5 billion in 2005 to $32.4 billion
•	Net paid and unpaid losses and loss expenses increased $3 billion to $19.6 billion
•	Net investment income increased 25% for the year to $1.26 billion
•	Shareholders’ equity increased 20% for the year to $11.8 billion
•	Tangible equity rose to $9.1 billion, a gain of 27% from year-end 2004
•	Debt to total capital ratio improved to 14.8% from 16.3% at year-end 2004
•	Return on equity for 2005 was 8.9%(2); excluding FAS 115, it was 9.3%
•	Book value per share as of December 31, 2005 increased 7% in 2005 to $34.78(3)

On October 4, 2005, the Company issued common stock of approximately $1.5 billion.

Details of our financial results, excluding the impact of catastrophe losses and related premiums for the year, for our P&C business segments are available in the financial supplement. Key items include:

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•	Insurance-North American: Net premiums written increased 7% for the year. The combined ratio was 95.2%. Adjusted for catastrophe losses the combined ratio was 87.9%.(1)

•	Insurance-Overseas General: Net premiums written decreased 3% for the year. The segment’s combined ratio was 94.0%. Adjusted for catastrophe losses the combined ratio was 88.5%.(1)

•	Global Reinsurance: Net premiums written were up 2% for the year. This segment had a combined ratio of 115.6%. Adjusted for catastrophe losses the combined ratio was 78.6%.(1)

•	Financial Services: Income excluding net realized gains (losses) decreased 35% to $137 million for the year. Adjusted for catastrophe losses and the sale of Assured Guaranty Ltd. in 2004, income excluding net realized gains (losses) increased 19% to $229 million.

All amounts included herein for prior periods have been adjusted to reflect the previously reported restatements.

Please refer to the ACE Financial Supplement December 31, 2005, which is posted on the Company’s website, for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, catastrophe loss charges by segment, investment portfolio and capital structure. ACE’s website reference (url) is http://media.corporate-ir.net/media_files/nys/ace/reports/fin_supp_december_31_2005.xls. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

ACE will host its fourth quarter 2005, year-end earnings conference call and webcast on Wednesday, February 1, 2006 beginning at 8:30 a.m. EST. The earnings conference call will be available via live and archived webcast at www.acelimited.com or by dialing 888-889-5602 (within the United States) or 973-582-2734 (international); conference ID 6828632. Please refer to the ACE Limited website in the Investor Information section under Calendar of Events for details. A replay of the call will be available from approximately 11:30 a.m. EST on Wednesday, February 1, 2006 until Wednesday, March 1, 2006. To listen to the replay, dial: 1-877-519-4471 (in the United States) or 1-973-341-3080 (international); passcode 6828632#.

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited, a component of the Standard & Poor’s 500 stock index, the ACE Group conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acelimited.com.

1Non-GAAP Financial Measures:

Operating Income or Income excluding net realized gains (losses), net of tax is a common performance measurement. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities.

Income excluding net realized gains (losses), A&E charges and catastrophe losses, net of tax is a non-GAAP measure. We present income excluding net realized gains (losses), A&E charges and catastrophe losses, net of tax because those losses are deemed to be significant to the quarter and the year. We believe this separate presentation is meaningful and useful for users of our financial information.

Underwriting income is calculated by subtracting losses and loss expenses, life and annuity benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other (income) expense, interest and income tax expense and net realized gains (losses). We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Tangible shareholders’ equity is shareholders’ equity less goodwill.

See reconciliation of Non-GAAP Financial Measures on page 32 in the financial supplement. These measures should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).

2Calculated using income excluding net realized gains (losses).

3Book value per ordinary share is ordinary shareholders’ equity divided by the shares outstanding.

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Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, the Company’s forward-looking statements could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments, the amount and timing of reinsurance recoverable, credit developments among reinsurers, actual market developments, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

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ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

	December 31 2005	December 31 2004
	(Unaudited)
Assets
Total investments	$31,922	$26,925
Cash	512	498
Insurance and reinsurance balances receivable	3,355	3,255
Reinsurance recoverable	15,519	14,882
Other assets	11,211	10,623

Total assets	$62,519	$56,183

Liabilities
Unpaid losses and loss expenses	$35,090	$31,483
Unearned premiums	5,884	5,983
Other liabilities	9,743	8,872

Total liabilities	$50,717	$46,338

Shareholders’ equity
Total shareholders’ equity	$11,802	$9,845

Total liabilities and shareholders’ equity	$62,519	$56,183

Book value per ordinary share (3)	$34.78	$32.65

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ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended December 31		Years Ended December 31
	2005	Restated 2004	2005	Restated 2004
Gross premiums written	$3,797	$3,646	$16,814	$16,094
Net premiums written	2,632	2,641	11,796	11,496
Net premiums earned	2,863	2,881	11,752	11,110

Losses and loss expenses	2,124	2,216	8,560	7,690
Life and annuity benefits	35	39	143	175
Policy acquisition costs	427	411	1,670	1,565
Administrative expenses	327	337	1,287	1,265

Underwriting income (loss) (1)	(50)	(122)	92	415

Net investment income	354	282	1,264	1,013
Net realized gains (losses)	(25)	130	76	197
Interest expense	46	43	174	183
Other expense	(4)	1	(40)	3
Income tax expense (benefit)	—	(32)	269	286

Net income	237	278	1,029	1,153
Preference shares dividend	(12)	(12)	(45)	(45)

Net income available to holders of ordinary shares	$225	$266	$984	$1,108

Diluted earnings per share:
Income excluding net realized gains (losses) (1)	$0.72	$0.52	$3.06	$3.34
Net income	$0.70	$0.93	$3.31	$3.88

Weighted average basic shares outstanding	317,061,215	281,308,706	292,401,343	280,271,225
Weighted average diluted shares outstanding	323,357,508	286,048,064	297,299,883	285,485,472

Loss and loss expense ratio	76.0%	78.5%	74.4%	70.7%
Policy acquisition cost ratio	15.0%	14.3%	14.3%	14.2%
Administrative expense ratio	11.4%	11.8%	11.0%	11.5%
Combined ratio	102.4%	104.6%	99.7%	96.4%

Ratios exclude life insurance and reinsurance business

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ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended December 31		Years Ended December 31
	2005	Restated 2004	2005	Restated 2004
Gross Premiums Written

Insurance—North American	$2,090	$1,885	$8,834	$8,126
Insurance—Overseas General	1,388	1,389	5,775	5,851
Global Reinsurance	283	286	1,599	1,567
Financial Services	(31)	29	358	320
Life Insurance and Reinsurance	67	57	248	230

Total	$3,797	$3,646	$16,814	$16,094

Net Premiums Written

Insurance—North American	$1,310	$1,194	$5,454	$5,101
Insurance—Overseas General	1,014	1,083	4,195	4,335
Global Reinsurance	276	280	1,546	1,518
Financial Services	(35)	27	353	316
Life Insurance and Reinsurance	67	57	248	226

Total	$2,632	$2,641	$11,796	$11,496

Net Premiums Earned

Insurance—North American	$1,347	$1,243	$5,289	$4,679
Insurance—Overseas General	1,048	1,126	4,239	4,296
Global Reinsurance	395	359	1,531	1,389
Financial Services	6	96	445	520
Life Insurance and Reinsurance	67	57	248	226

Total	$2,863	$2,881	$11,752	$11,110

Income (Loss) Excluding Net Realized Gains (Losses)(1)

Insurance—North American	$125	$(135)	$581	$266
Insurance—Overseas General	104	194	463	510
Global Reinsurance	(10)	100	(83)	193
Financial Services	50	40	137	210
Life Insurance and Reinsurance	24	18	100	51
Corporate	(48)	(57)	(242)	(230)

Total	$245	$160	$956	$1,000

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